CLIFFORD CHANCE LLP

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LONDON
E14 5JJ

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www.cliffordchance.com

Our ref: 70-40649519
Sensata Technologies Holding plc	Direct Dial: +44 207006 3688
Interface House	E-mail: katherine.moir@cliffordchance.com
Interface Business Park
Bincknoll Lane	22 December 2017
Royal Wootton Bassett
Swindon
Wiltshire
SN4 8SY

Dear Sirs
Opinion regarding ordinary shares of Sensata Technologies Holding plc

1.	INTRODUCTION

1.1	Merger

1.1.1
We are acting as English legal advisers to Sensata Technologies Holding plc, a public limited company incorporated under the laws of England and Wales ("Sensata-UK"). We are familiar with the Registration Statement on Form S-4 (File No. 333-220735, such registration statement, as amended to date and including the documents incorporated by reference therein, the "Registration Statement") filed by Sensata-UK with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act").

1.1.2
As described in the Registration Statement, we understand that Sensata-UK is proposing to enter into a cross-border merger which will result in Sensata-UK becoming the ultimate holding company of the Sensata group (the "Merger"). In connection with the Merger, it is proposed that Sensata-UK will issue up to 185,000,000 ordinary shares with a nominal value of EUR 0.01 each (the "Shares").

1.1.3	We have been asked to provide an opinion on certain matters, as set out below.

1.2	Defined Terms

1.2.1	Headings in this Opinion are for ease of reference only and shall not affect its interpretation.

1.2.2	All references in this Opinion to paragraphs mean paragraphs in this Opinion.

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Clifford Chance LLP is a limited liability partnership registered in England and Wales under no. OC323571. The firm's registered office and principal place of business is at 10 Upper Bank Street London E14 5JJ. The firm uses the word "partner" to refer to a member of Clifford Chance LLP or an employee or consultant with equivalent standing and qualifications. The firm is authorised and regulated by the solicitors regulation authority.

1.3	Legal Review
In connection with the giving of this Opinion:

1.3.1
we have reviewed only the documents referred to in paragraph 1 of Schedule 1 (Documents, Searches and Enquiries) which we understand to be the only documents in existence which are relevant to the issuance of this Opinion, and conducted only those searches and enquiries referred to in paragraph 2 of Schedule 1 (Documents, Searches and Enquiries) which consist of the searches and enquiries typically undertaken in connection with the giving of an English legal opinion of this type and which we deem to be the searches and enquiries necessary to issue this Opinion;

1.3.2	we have not verified the facts or the reasonableness of any statements (including statements as to foreign law) contained in the Documents;

1.3.3	we have not been responsible for ensuring that the Registration Statement contains all material facts or that it is accurate and not misleading;

1.3.4	we have not been responsible for ensuring that the Registration Statement complies with the requirements of any competent authority; and

1.3.5
we have not been responsible for ensuring that any issuance of Shares registered on the Registration Statement complies with legal and regulatory requirements of any jurisdictions other than in relation to English law.

1.4	Applicable Law
This Opinion is governed by English law, relates only to English law as applied by the English courts as at the date of this Opinion and does not extend to the laws of any other jurisdiction. All non‑contractual obligations and any other matters arising out of or in connection with this Opinion are governed by English law.

1.5	Taxation
We express no opinion on any taxation matter, and none is implied or may be inferred.

1.6	Assumptions and Reservations
This Opinion is given on the basis of the assumptions set out in Schedule 2 (Assumptions) and is subject to the reservations set out in Schedule 3 (Reservations). This Opinion is strictly limited to the matters stated in paragraph 2 and does not extend to any other matters.

2.	OPINION
We are of the opinion that when (i) the Merger has become effective in accordance with the terms of the Merger Proposal (as defined in paragraph 1 of Schedule 1 (Documents, Searches and Enquiries)); and (ii) valid entries in the books and registers of Sensata-UK are made following final allotment, the Shares when issued by Sensata-UK will be validly issued in accordance with the Companies Act 2006 and the Final Articles (as defined in paragraph 1 of Schedule 1 (Documents, Searches and Enquiries)) and will be fully paid or credited as fully paid and that no holder of any of the Shares will be liable to pay any amount soley because of his, her or its status as a holder of Shares to Sensata-UK or its creditors in respect of those Shares.

3.	ADDRESSEES AND PURPOSE
This Opinion is given on the basis that any limitation on the liability of any other adviser to all or any of the persons to whom this Opinion is addressed, whether or not we are aware of that limitation, will not adversely affect our position in any circumstances.

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4.	CONSENT TO FILING
We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to all references to our firm included or made a part of the Registration Statement in respect thereto. In giving this consent, we do not hereby admit to be in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
Yours faithfully

/s/ Clifford Chance LLP
Clifford Chance LLP

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SCHEDULE 1
DOCUMENTS, SEARCHES AND ENQUIRIES

1.	DOCUMENTS

(a)	A copy of the Registration Statement filed with the SEC on the date of this Opinion.

(b)	A copy of the certificate of incorporation of Sensata-UK (given under its previous name Eagledrift plc) dated 4 August 2017.

(c)	A copy of the certificate of incorporation on change of name of Sensata-UK dated 25 August 2017.

(d)	A certified copy of the current articles of association of Sensata-UK.

(e)
A certified copy of the articles of association of Sensata-UK approved by the sole shareholder of Sensata-UK on 5 October 2017 conditional upon and with effect from the date of the Merger (the "Final Articles").

(f)	A certified copy of the written resolutions of the board of directors of Sensata-UK dated 26 September 2017.

(g)	A certified copy of the minutes of a general meeting of Sensata UK dated 5 October 2017 evidencing the passing of certain resolutions by the sole shareholder of the Company.

(h)	A certified copy of the common draft terms of the cross-border legal merger of Sensata Technologies Holding N.V. and Sensata-UK dated 26 October 2017 (the "Merger Proposal").

(i)	A copy of a representation letter from Sensata-UK to Clifford Chance LLP dated 21 December 2017.
For these purposes "certified" means certified by the company's secretary, a director of Sensata-UK or the General Counsel of the Sensata group of companies, as a true and complete copy of the relevant original document or a true and complete extract from the relevant original document, as the case may be.

2.	SEARCHES AND ENQUIRIES

(a)
A search was conducted with the Registrar of Companies in respect of Sensata-UK at 10:19 a.m. (Greenwich Mean Time) on 22 December 2017, which has not revealed any order or resolution for the winding up of Sensata-UK or any notice of appointment in respect of a liquidator, receiver, administrative receiver or administrator.

(b)
An enquiry by telephone was made at the Companies Court in London of the Central Index of Winding Up Petitions at 10:34 a.m. (Greenwich Mean Time) on 22 December 2017 with respect to Sensata-UK, which has not revealed any petition for the winding up of Sensata-UK as having been presented.

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SCHEDULE 2
ASSUMPTIONS

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)
All signatures, stamps and seals are genuine, all original documents are authentic, all deeds and counterparts were executed in single physical form and all copy documents supplied to us as photocopies or in portable document format (PDF) or other electronic form are genuine, accurate, complete and conform to the originals.

(b)
Any certified copy referred to in Schedule 1 (Documents, Searches and Enquiries) is true, accurate and complete in all respects and, in respect of the Documents lists at paragraphs (f) and (g) of Schedule 1 (Documents, Searches and Enquiries), is an accurate record of the events or authorisations it purports to record and no authorisations provided thereunder have been amended or rescinded and are in full force and effect.

2.	CORPORATE AUTHORITY

(a)
Each director of Sensata-UK will disclose at or prior to the date of allotment of the Shares, any interest which he or she may have in the Merger and any potential conflicts such directors may have in respect of the Merger which have arisen or been discovered since 26 September 2017 (the date of the written board resolutions referred to in paragraph (f) of Schedule 1 (Documents, Searches and Enquiries)), and any such disclosures made will have been approved in accordance with the provisions of the Companies Act 2006 and Sensata-UK's articles of association.

(b)
In resolving to issue the Shares, the directors of Sensata-UK acted in good faith to promote the success of Sensata-UK for the benefit of its members as a whole and in accordance with any other duty, breach of which could give rise to such transactions being avoided.

3.	SEARCHES AND ENQUIRIES
The responses received to the searches and enquiries referred to in Schedule 1 (Documents, Searches and Enquiries) are complete and accurate in all aspects and have not since the time of such searches and enquiries been altered.

4.	NO CHANGE IN LAW
There will be no change in law or regulation from the date of this Opinion to the effective date of the Merger that would have the effect of rendering any of our opinions invalid, void or otherwise incorrect.

5.	OTHER LAWS
All acts, conditions or things required to be fulfilled, performed or effected in connection with the Shares under the laws of any jurisdiction other than England have been duly fulfilled, performed and effected.

6.	REPRESENTATIONS
Any statements as to matters of fact made in representation letters delivered to us by Sensata-UK are, and will continue to be, true, correct and complete.

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SCHEDULE 3
RESERVATIONS

1.	LIMITS ON SCOPE OF OPINION

(a)	No opinion is given:

(i)	as to the title to the Shares including, but without limitation, as to whether the legal and beneficial ownership of the Shares is vested in any particular person; or

(ii)	as to whether a foreign court (applying its own conflict law) will act in accordance with any agreement entered into by Sensata-UK in connection with the Merger as to jurisdiction and/or law.

(b)
We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this letter that may affect the opinion expressed herein.

(c)	We express no opinion on any withdrawal rights which may arise as a matter of Dutch law in connection with the Merger.

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